Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Metalline Mining Company on Form S-3 (file No. 333-154631), Form S-8 (file No. 333-34226),  and Form S-8 (file No. 333-140588), of our report dated January 13, 2011 relating to the audit of the consolidated financial statements and internal control over financial reporting for the years ending October 31, 2010 and 2009, appearing in the Annual Report on Form 10-K of Metalline Mining Company for the year ended October 31, 2010.

/s/ HEIN & ASSOCIATES LLP
HEIN & ASSOCIATES LLP

Denver, Colorado
January 13, 2011